Exhibit 99.1

SUMA Acquisition Corporation Announces Pricing of $150,000,000 Initial Public Offering

Las Vegas, Nevada, March 10, 2026 (GLOBE NEWSWIRE) -- SUMA Acquisition Corporation (NASDAQ: SUMAU) (the “Company”) today announced the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The Company’s units will be listed on the Nasdaq Global Market under the symbol “SUMAU” and is expected to begin trading on March 11, 2026. Each unit issued in the offering consists of one Class A ordinary share of the Company and one right to receive one-fifth (1/5) of a Class A ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on NASDAQ under the symbols “SUMA” and “SUMAR,” respectively. The closing of the offering is anticipated to take place on or about March 12, 2026, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company with one or more businesses or entities. The Company may pursue an initial business combination target in any industry or geographical location. It intends to focus its search in the United States and other developed markets across several technology-enabled sectors.

Seaport Global Securities LLC, acted as the lead book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on March 10, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus, copies of which may be obtained from Seaport Global Securities LLC, 360 Madison Avenue, 22nd Floor, New York, NY 10017, Attention: John Sciarra, or by email at: jsciarra@seaportglobal.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that such offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

SUMA Acquisition Corporation
info@sumaspac.com